EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-64215 on Form S-3 of our report dated February 28, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to PNM Resources, Inc.’s acquisition of TNP Enterprises, Inc in 2005 and the adoption of Financial Accounting Standards Board Financial Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in 2005 and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment and Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132R in 2006), relating to the consolidated financial statements and financial statement schedule of Texas-New Mexico Power Company appearing in this Annual Report on Form 10-K of Texas-New Mexico Power Company for the year ended December 31, 2006.

/S/ DELOITTE & TOUCHE LLP

Dallas, Texas
February 28, 2007